UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2017

BANC OF CALIFORNIA, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-35522	04-3639825
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18500 Von Karman Avenue, Suite 1100, Irvine, California		92612
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (855) 361-2262

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On February 28, 2017, Banc of California, N. A. (the “Bank”), a wholly-owned subsidiary of Banc of California, Inc., entered into a definitive asset purchase agreement (the “Agreement”) with Caliber Home Loans, Inc., a Delaware corporation (the “Purchaser”), pursuant to which the Bank has agreed to sell and the Purchaser has agreed to purchase specified assets of the Bank’s “Banc Home Loans” division, which relate to the Bank’s business of originating, processing, underwriting, funding and selling residential mortgage loans (the “Business”). The assets to be acquired by the Purchaser include, among other things, the leases relating to the Bank’s dedicated mortgage loan origination offices and the Bank’s “pipeline” of residential mortgage loan applications for loans. The Purchaser has agreed to assume certain obligations and liabilities of the Bank under the acquired leases and certain other specified assigned contracts, and with respect to the employment of transferred employees.

Pursuant to the Agreement and subject to the terms and conditions contained therein, the Bank will receive a $25 million cash premium payment, in addition to the net book value of certain assets acquired by the Purchaser, totaling $2.7 million upon closing of the transaction. The Bank may receive up to an additional $5 million cash premium based on criteria tied to loan officer retention by the Purchaser. Additionally, the Bank will receive an earn-out, payable quarterly, based on the future performance of the Business over the 38 months following completion of the transaction. The Purchaser retains an option to buyout the future earn-out payable to the Bank in exchange for cash consideration of $35 million, less the aggregate amount of all earn-out payments made prior to the date on which the Purchaser makes the payment of the buyout amount. The transaction, which is expected to close on March 30, 2017, is subject customary conditions to closing, including the accuracy of customary representations and warranties of, the Bank and the Purchaser.

Item 8.01	Other Events.

The Bank also announced a separate agreement for the sale of mortgage servicing rights (MSRs) on approximately $3.8 billion in unpaid balances of conventional agency mortgages to the Purchaser. The Purchaser will purchase the MSRs for $36 million, resulting in a net loss of $3.5 million as a result of the MSR sale. This sale of approximately half the Bank’s MSR portfolio is expected to reduce earnings volatility going forward.

With regards to the Agreement referenced under Item 1.01 above, the Bank expects to continue to originate portfolio jumbo residential mortgage loans following the completion of the transaction. In addition, jumbo mortgages originated by the Purchaser which meet the Bank’s credit underwriting standards will also be eligible for purchase by the Bank on a servicing retained basis.

In addition, the transaction referenced under Item 1.01 above reduces the Bank’s number of operating locations by over 60%, shrinks total headcount from over 1,800 to less than 950, and decreases annual run-rate noninterest expenses by over $150 million. As a result of the transaction, the Bank expects to improve its ongoing consolidated efficiency ratio. Additionally, the Bank expects to realize one-time expenses related to the transaction totaling approximately $4 million.

Forward-Looking Statements

This Current Report on Form 8-K includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANC OF CALIFORNIA, INC.

March 1, 2017	/s/ John C. Grosvenor
John C. Grosvenor
Executive Vice President, General Counsel and Corporate Secretary

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